Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated June 10, 2024, effective as of June 12, 2024 (the “Effective Date”) by and between Bumble Trading LLC, a Delaware limited liability company (the “Company”), and Elizabeth Monteleone (“Executive”).

RECITALS:

WHEREAS, the Company desires to employ Executive, with Executive serving as Chief Legal Officer of the Company, and to enter into this Agreement, which will embody the terms of Executive’s employment;

WHEREAS, the Company is a controlled subsidiary of Bumble Inc., a Delaware corporation (“Bumble”);

WHEREAS, Executive desires to accept such employment, effective as of the date hereof; and

WHEREAS, the Company and Executive desire to enter into this Agreement, which embodies the terms of such employment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.
Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall commence employment with the Company for a period commencing on the Effective Date, on the terms and subject to the conditions set forth in this Agreement and until terminated in accordance with Section 5 of this Agreement (the “Employment Term”). Executive acknowledges and agrees that Executive’s employment with the Company is at-will. Executive further acknowledges and agrees that nothing in this Agreement gives Executive the right to remain an employee of the Company or any member of the Company Group (which is defined as, collectively, Bumble and its subsidiaries).
2.
Position, Duties, Authority, Principal Work Location and Policies.
(a)
During the Employment Term, Executive shall serve as the Chief Legal Officer of the Company and Bumble. In such position, Executive shall have such duties, functions, responsibilities, and authority as normally associated with the position of Chief Legal Officer of a company of the type and nature of the Company (in particular, in the context of such a company with controlling stockholders, to the extent applicable), and as assigned to Executive by the Company, the board of directors of Bumble, or the Chief Executive Officer of Bumble from time to time. Executive shall report directly to the Company’s Chief Executive Officer.
(b)
Executive will devote all of Executive’s business time and best efforts to the performance of Executive’s duties to the Company (excluding periods of approved time off or leave of absence) and will not engage in any other business activities that could conflict with Executive’s duties or services to the Company Group or otherwise materially affect the performance of Executive’s duties to the Company; provided, however, that the foregoing shall not prevent Executive from (i) with the prior written approval of the Company, serving on the board of directors (and board committees) of for-profit or non-profit organizations; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing Executive’s passive personal investments, so long as such activities do not, in the aggregate, interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.
(c)
Executive’s principal work location shall be in Austin, Texas or as mutually agreed by Executive and the Chief Executive Officer (the “Principal Work Location”). Executive acknowledges that Executive will be required to travel on business in connection with the performance of Executive’s duties hereunder.
(d)
Executive’s employment is subject to all the terms and conditions of the Company Group’s policies and codes of conduct as in effect from time to time, to the extent not inconsistent with this Agreement.
3.
Compensation.
(a)
Base Salary. During the Employment Term, the Company shall pay (or cause to be paid) to Executive a base salary (“Base Salary”) at the annual rate of $400,000.00, payable in regular installments in accordance with the usual payment practices of the Company Group. Executive’s Base Salary may be increased from time to time in the Company’s sole discretion.
(b)
Bonus.

Beginning in fiscal year 2024, Executive shall be eligible to earn a cash bonus award (the “Bonus”), subject to the terms and conditions of the bonus plan established by the Company, as may be amended, updated or replaced from time to time, and based on the achievement of certain corporate performance objectives as approved by the Company in its sole discretion. Executive’s target bonus (the “Target Bonus”) for each fiscal year will be equal to 70% of the Base Salary for such year if target performance objectives are achieved for such year. In the event that the Company exceeds or fails to meet the corporate performance objectives in a given year, the Bonus shall be subject to increase or decrease as reasonably determined by the Company. Any Bonus earned under this Section 3(b) shall be paid prior to March 15 of the year following the year to which the applicable performance period relates. No Bonus shall be payable in respect of any fiscal year (or other performance period) in which Executive’s employment is terminated, except to the extent provided in Section 5. Notwithstanding the above, for the 2024 fiscal year, your Target Bonus will be determined on a pro-rata basis, according to your target bonus percentage and base salary for the portion of the year prior to the Effective Date and your Target Bonus and Base Salary as stated herein for the portion of the fiscal year beginning on the Effective Date. Notwithstanding this adjustment, your 2024 bonus payout will be determined applying the same standards and procedures as other similarly-situated Bumble executives.

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(c)
Equity Participation.
(i)
Long-Term Incentive Program. During the Employment Term, Executive shall be eligible to participate in the long-term equity-based incentive plan of Bumble (as amended and/or restated from time to time, the “Equity Plan”) on a basis generally consistent with other senior executives of the Company Group, in each case, as determined by the board of directors (or compensation committee thereof or committee thereof) of Bumble (the “Committee”) from time to time.
(ii)
Promotion Equity Grant. Subject to the Committee’s approval, Executive shall receive an equity award under the Equity Plan with an intended grant date value equal to $2,000,000.00 (the “Promotion Equity Grant”), as soon as practicable following the Effective Date, as determined by the Company’s policy. The Promotion Equity Grant will be in the form of 50% restricted stock units (“RSUs”) and 50% options to acquire shares of Bumble (“Options”); provided, that, for purposes of determining grant date fair value, the Options will be valued according to the Black Scholes valuation method (or another well recognized valuation approach at the time of grant), and be subject to the terms and conditions of the Equity Plan and an award agreement thereunder.
(iii)
(iii) 2025 Equity Grant. Subject to the Committee’s approval, Executive shall receive an equity award under the Equity Plan with an intended grant date value equal to $1,000,000, provided that certain performance goals, to be mutually agreed upon by Executive and the CEO, are achieved (the “2025 Equity Grant”). The 2025 Equity Grant will be in the form of 50% restricted stock units and 50% options to acquire shares of Bumble (“Options”); provided, that, for purposes of determining grant date fair value, the Options will be valued according to the Black Scholes valuation method (or another well recognized valuation approach at the time of grant), and be subject to the terms and conditions of the Equity Plan, an award agreement thereunder and the Company’s Equity Award Grant Policy. For the avoidance of doubt, Executive shall remain eligible for additional equity grants in 2025 notwithstanding the receipt of the 2025 Equity Grant.
(d)
Signing Bonus. Executive will receive a one-time cash bonus of $100,000.00, less applicable withholdings, payable on the first practicable payroll date following the Effective Date.
4.
Benefits.
(a)
General. During the Employment Term, Executive generally shall be entitled to participate in the retirement, health and welfare benefit plans, practices, policies and arrangements of the Company Group as in effect from time to time (collectively, “Employee Benefits”).

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(b)
Vacation. Executive shall be entitled to paid vacation on the same basis generally as other senior executives of the Company Group pursuant to the applicable Company vacation policy, plan or regular practice, as may be modified from time to time.
(c)
Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then-prevailing business expense policy (which shall include, without limitation, appropriate itemization and substantiation of expenses incurred).
5.
Termination.
(a)
The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in the manner set forth in this Section 5; provided, that Executive shall be required to give the Company at least 60 calendar days’ advance written notice of any termination by Executive other than a resignation for Good Reason (the “Notice Period”). Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company; provided, that Executive’s rights under the Equity Plan (or any other equity plan) and equity incentive award agreement shall, in each case, be governed exclusively by such plan or agreement, as applicable.
(b)
By the Company for Cause or by Executive without Good Reason.
(i)
The Employment Term and Executive’s employment hereunder (A) may be terminated by the Company for Cause with immediate effect and (B) shall terminate automatically upon the effective date (following the Notice Period) of Executive’s resignation for any reason other than Good Reason.
(ii)
For purposes of this Agreement, “Cause” shall mean (A) any material breach by Executive of any of Executive’s obligations under this Agreement or the RCA (as defined below); (B) the continued failure or willful refusal of Executive to substantially perform the duties reasonably required of Executive as an employee or service provider of the Company Group; (C) Executive’s commission or conviction of, or plea of guilty or nolo contendere to, (1) a felony or (2) other crime involving fraud or moral turpitude (or any other crime relating to the Company Group which is, or could reasonably be expected to be, materially injurious to the Company Group); (D) Executive’s theft, dishonesty or other willful misconduct that is, or could reasonably be expected to be, materially injurious to the Company Group; (E) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset of the Company Group (including, without limitation, Executive’s unauthorized use or disclosure of the Company Group’s confidential or proprietary information) that is, or could reasonably be expected to be, materially injurious to the Company Group; (F) any act(s) constituting employment discrimination or sexual harassment; or (G) use of illegal drugs, or Executive’s abuse of alcohol or prescription drugs, that impairs Executive’s ability to perform Executive’s duties or, as reasonably determined by the Company in good faith, otherwise makes Executive unfit to service an officer of the Company Group; provided,

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that, solely with respect to clauses (A) and (B) above, a termination of Executive’s employment for Cause that is capable of cure shall not be effective unless the Company first gives such Executive written notice of its intention to terminate and the grounds for such termination, and such Executive has not, within five business days following receipt of such notice, cured such Cause.

For purposes of this Section 5(b)(ii), an act or failure to act shall be considered "“willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interest of the Company.

(iii)
If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:
(A)
the Base Salary accrued through the date of termination;
(B)
reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided, that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
(C)
such Employee Benefits (other than with respect to annual or quarterly bonuses, incentive plans and severance benefits), if any, to which Executive may be entitled, payable in accordance with the terms and conditions of plan, program and policies (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv)
If Executive resigns for any reason other than Good Reason, provided that Executive will be required to comply with the Notice Period requirement in Section 5(a), Executive shall be entitled to receive the Accrued Rights. During the Notice Period, and subject to the following sentence, Executive shall continue to perform Executive’s duties and obligations under Section 2 hereto as reasonably requested by the Company. In lieu of all or any portion of the Notice Period, the Company, at its sole election, may elect either to (x) pay to Executive the Base Salary in lieu of notice (in which case, Executive’s employment shall terminate on the date so elected by the Company) or (y) place Executive on “garden leave” (such period, if elected, the “Garden Leave Period”). If such Garden Leave Period is elected by the Company, then during the Garden Leave Period, Executive shall (x) remain an employee of the Company but not be required to perform any duties for the Company or attend work and (y) be eligible for continued Base Salary, medical benefits and continued vesting of outstanding equity based awards (to the extent consistent with the applicable equity award documentation), but no other

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compensation, including no incentive compensation, commissions, or new equity incentives or other awards. Following such resignation by Executive for any reason other than Good Reason, except as set forth in this Section 5(b)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)
Disability or Death.
(i)
The Employment Term and Executive’s employment hereunder (A) may be terminated by the Company at a time when Executive has a Disability, with immediate effect and (B) shall terminate automatically upon Executive’s death.
(ii)
For purposes of this Agreement, “Disability” shall mean any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of inability to engage in any substantial gainful activity of not less than 12 months. Executive and the Company shall cooperate in all respects if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and subject to Executive’s consent that will not be unreasonably withheld, conditioned or delayed, and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).
(iii)
Upon termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:
(A)
the Accrued Rights;
(B)
any Bonus earned, but unpaid, in respect of any completed bonus period as of the date of termination, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement) (the “Prior Bonus”); and
(C)
subject to Executive’s continued compliance with the RCA, and the execution and non-revocation of the Release by Executive or Executive’s estate, survivors or beneficiaries (as the case may be), no later than two and one-half months after the end of the applicable performance period (e.g., fiscal year or fiscal quarter), a pro-rata portion of the Bonus payable for such performance period in which such termination occurs, based on the achievement of the actual performance objectives and targets for such performance period and a fraction, the numerator of which is the number of days during such performance period up to and including the date of termination of Executive’s employment and the denominator of which is the number of days in such performance period (the “Pro-Rated Bonus”).

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Following such termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, except as set forth in this Section 5(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)
By the Company Without Cause (other than by reason of death or Disability); Resignation by Executive for Good Reason.
(i)
If Executive’s employment is terminated by the Company without Cause (other than as described in Section 5(c)) or by Executive for Good Reason, Executive shall be entitled to receive:
(A)
the Accrued Rights;
(B)
any Prior Bonus and the Pro-Rated Bonus; and
(C)
subject to Executive’s continued compliance with the RCA, and the execution and non-revocation of the Release, (i) an amount equal to 12 months of then-current Base Salary, less applicable withholdings and paid in equal monthly installments in accordance with the Company’s standard payroll practices; (ii) the Pro-Rated Bonus; and (iii) if Executive elects continuation of Executive’s medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Executive’s coverage and participation under the Company Group’s medical and dental benefit plans in which Executive was participating immediately prior to termination of employment pursuant to this Section 5(d)(i) (“Medical and Dental Benefits”) shall continue at the same cost to Executive as the cost for the Medical and Dental Benefits immediately prior to such termination until the earlier of (x) the 12-month anniversary of the date of termination or (y) the date on which Executive becomes eligible for medical and/or dental coverage from Executive’s subsequent employer (it being understood that such continuation of coverage may be made by paying Executive a lump sum payment or a series of monthly payments sufficient, after payment of federal, state and local income taxes, to pay the applicable portion of the monthly COBRA premium). Executive may choose to continue the Medical and Dental Benefits under COBRA at Executive’s own expense, if any, for the remainder of the period required by law.

Following such termination of employment without Cause by the Company or a resignation by Executive for Good Reason, except as set forth in this Section 5(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

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(ii)
Release. Amounts payable to Executive under Section 5(c)(iii)(B) and Section 5(c)(iii)(C) or Section 5(d)(i)(B) and Section 5(d)(i)(C) (the “Conditioned Benefits”) are subject to (A) Executive’s (or Executive’s estate’s) execution and non-revocation of a release of claims, substantially in the form attached hereto as Exhibit I (the “Release”), within 60 days following the date of termination and (B) the expiration of any revocation period contained in such Release. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the 60-day period following the date of termination begins in one calendar year and ends in a second calendar year, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day (regardless of when the Release is delivered), after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.
(iii)
For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s prior written consent: (A) a material decrease (i.e. more than 10%) in Executive’s Base Salary or Target Bonus or failure to pay Base Salary or the Bonus when due (except for any across-the-board reductions applied to similarly situated Company employees); or (B) a material diminution in Executive’s duties, responsibilities or authority (other than temporarily while physically or mentally incapacitated or as required by applicable law), measured in the aggregate, such that the Executive no longer has the title of, or serves or functions as the General Counsel of the Company; or (C) a change in Executive’s reporting relationship such that Executive no longer reports to the Company’s Chief Executive Officer; or (D) relocation of Executive’s Principal Work Location to a location more than 50 miles from Austin, Texas, except for required travel on Company business; or (E) a material breach by the Company of its material obligations under this Agreement; provided, that no event or condition described in clauses (A) through (E) above will constitute Good Reason unless (x) Executive gives the Company written notice of such event or condition giving rise to Good Reason within 30 days after Executive first learns of such event or condition, (y) the Company fails to cure such event or condition within 30 days after receipt of such notice and (z) Executive resigns from employment within 30 days following the expiration of such cure period.
(e)
Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from any Company Group member’s board of directors (and any committees thereof) and the board of directors or comparable governing bodies (and any committees thereof) of any other Company Group member. Failure to provide such resignation within 10 business

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days following the Company’s request shall result in forfeiture of the amounts otherwise payable under Section 5 (other than the Accrued Rights).
(f)
Suspension. If the Company has reasonable grounds to believe that an event constituting “Cause” may have occurred, the Company shall have the right to suspend any or all of Executive’s duties, functions, responsibilities or authorities, or require Executive to take “garden leave” for such reasonable period and on such terms as it considers appropriate, including a requirement that Executive shall not be present on the Company’s premises or contact any of its suppliers, clients, business relations, customers or staff. Any suspension and/or garden leave pursuant to this Section 5(f) will be with full pay, and Executive’s benefits under this Agreement will continue to be provided.
6.
Restrictive Covenant Agreement. Concurrent with the execution of this Agreement, Executive shall execute and deliver the Employee Restrictive Covenant, Arbitration, and Class Action Waiver Agreement, in the form attached hereto as Exhibit II (the “RCA”). Executive acknowledges and agrees that (a) Executive shall be bound by the terms of the RCA, and (b) the provisions of the RCA shall survive the termination of Executive’s employment and the termination of the Employment Term, as set forth in the RCA. Upon any breach of the RCA, Executive shall promptly return to the Company Group upon request all cash payments made to Executive pursuant to Section 5 (if any), less any amounts paid by Executive as taxes in respect of such payments (unless such taxes are actually recovered by Executive from any applicable U.S. federal, state or local governmental or law enforcement branch, agency, or entity (or similar bodies of relevant foreign jurisdictions), in which case such tax amounts shall also be returned to the Company Group).
7.
Miscellaneous.
(a)
Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by Executive from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”), which may be imposed on, incurred by or asserted at any time against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of any Company Group member, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company Group or other entity at the request of the Company Group; provided, that Executive shall not be entitled to indemnification hereunder against any Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from any act or omission that (i) is a criminal act by Executive or that Executive had no reasonable cause to believe was lawful or (ii) constitutes fraud or willful misconduct by Executive. The Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by Executive in defending any such claim, demand, action, suit or proceeding as such expenses are incurred by Executive and in advance of the final disposition of such matter; provided, that Executive undertakes to repay such expenses if it is determined by agreement between Executive and the Company or, in the absence of such an

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agreement, by a final judgment of a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company Group. The Company (or other Company Group member) will maintain directors’ and officers’ insurance providing coverage in such scope and subject to such limits as the Company determines, in its discretion, is appropriate.
(b)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction.
(c)
Jurisdiction; Venue. Subject to Section 7(d), below, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of Delaware, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 7(l).
(d)
Arbitration.
(i)
Any dispute or controversy as to the interpretation or enforceability of this Agreement or any other agreement entered into between the Company and Executive or any claim or cause of action of any of the Parties thereto against the other relating to Executive’s employment or the termination thereof shall be resolved by binding arbitration with the American Arbitration Association (“AAA”) pursuant to its rules for the resolution of employment disputes. Included within this arbitration provision are claims under Title VII of the Civil Rights Act of 1964, Chapter 21 of the Texas Labor Code, the Texas Commission on Human Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, any state or local law prohibiting discrimination in employment, the Employee Polygraph Protection Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, any federal civil rights act, as well as claims for retaliation for filing a wage claim or a worker’s compensation claim, wrongful failure or refusal to hire or promote, wrongful termination, breach of contract, slander, libel, invasion of privacy, intentional infliction of emotional distress, tortious interference with contractual or other relations, assault or any other cause of action. This provision applies to complaints concerning hiring, discharge, promotion, transfer, lay-off, wages, harassment (other than claims for sexual harassment), retaliation, work assignments, reasonable accommodations required by law, breach of contract, or any other term or condition of employment. These provisions apply to claims whether made against the Company, or against any of its affiliates, agents, representatives and/or employees. This Agreement to arbitrate does not apply to claims for worker’s compensation or unemployment benefits.

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(ii)
Arbitration is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If for any reason these arbitration provisions are deemed by a court to not be enforceable under the Federal Act, they will be enforced under the Texas General Arbitration Act.
(iii)
The arbitration shall be held in Austin, Texas before one arbitrator who shall be selected in accordance with the provisions of the AAA rules. The decision of the arbitrator shall be final and binding and neither party shall have the right to appeal the substantive findings of the arbitrator. Both parties agree to keep strictly confidential and not to make any public disclosures concerning any claim for arbitration or the arbitration itself, except as may be required or allowed by law. Anything herein to the contrary notwithstanding, this provision shall not prohibit nor limit any party’s right to apply to a court of competent jurisdiction for ancillary or injunctive relief prior to or during the pending of the arbitration.
(iv)
There will be no right or authority for any dispute to be brought, heard or arbitrated as a class action and/or as a collective action (the “Class Action Waiver”). Nor shall any arbitrator have the authority to hear or arbitrate any such dispute, regardless of any other language in this Agreement, or any provision of any of the rules or procedures of the AAA that might otherwise apply including, without limitation, the AAA Supplemental Rules for Class Action Arbitration. No arbitrator shall have the right to interpret the extent, applicability and/or enforceability of this Class Action Waiver. Any issue or dispute as to whether this Agreement permits such class and/or collective action arbitration shall be resolved and/or interpreted solely by a court of competent jurisdiction.
(e)
Entire Agreement; Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by any member of the Company Group, and supersedes all prior agreements and understandings (including, without limitation, the offer letter by and between Bumble and Executive dated July 23, 2018, that certain Employee Proprietary Information, Inventions Assignment, Non-Competition And Non-Solicitation Agreement, dated as of July 24, 2018, and any verbal agreements or understandings) between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with the Company Group. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(f)
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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(g)
Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided herein and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to any Company Group member. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer (except as provided for in Section 5(d)(i)(C) pertaining to COBRA), self-employment or other endeavor.
(h)
Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(i)
Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to all or any parties of the business operations of the Company, or to any Company Group member. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Successor.
(j)
Compliance with Code Section 409A.
(i)
The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.
(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A (collectively, “Deferred Payments”) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

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(iii)
Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (x) six months and one day after such separation from service and (y) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(j) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iv)
Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.
(v)
For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.
(k)
Limitation on Parachute Payments. In the event that the payment and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7(kl), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s payments and benefits will be either:
(i)
delivered in full, or

13

(ii)
delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of such payments and benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.

If a reduction in payments and benefits constituting “parachute payments” is necessary so that payments and benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not Deferred Payments and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Any determination required under this Section 7(k) will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the change in ownership or control (the “Accountants”), whose good faith determination will be conclusive and binding upon Executive and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 7(k), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

(l)
Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Bumble Trading LLC

14

1105 W. 41st Street, Suite A

Austin, TX 78756

Attention:	Lidiane Jones, Chief Executive Officer
Email:	lidiane.jones@team.bumble.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention:	Gregory T. Grogan, Esq.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(m)
Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any restrictions on Executive’s ability to solicit, hire or engage any employee or other service provider or that could restrict the ability of Executive to perform Executive’s duties hereunder. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.
(n)
Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving any Company Group member (or any appeal from any action or proceeding) arising out of or related to the period when Executive was employed by any Company Group member. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, the applicable Company Group member shall (i) use its reasonable efforts to minimize interruptions to Executive’s personal and professional schedule and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses, and compensate Executive for all time incurred in such cooperation (other than time spent testifying in any legal proceeding) at a per diem rate commensurate with Executive’s Base Salary as of the time of termination. Executive agrees to promptly inform the Company Group if (x) Executive becomes aware of any claims that may be filed or threatened against the Company Group or its affiliates, other than as may be filed by Executive and (y) to the extent Executive is legally permitted, if Executive is asked to assist in any investigation of the Company Group or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group or its affiliates with respect to such investigation, and shall not do so unless legally required.

15

(o)
Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(p)
Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Follow]

16

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUMBLE TRADING LLC

/s/ Lidiane Jones
By:	Lidiane Jones
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Elizabeth Monteleone
Elizabeth Monteleone

Exhibit I

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to Bumble Trading LLC (the “Company”) as of this ___ day of _________, 20__, by Elizabeth Monteleone (the “Executive”). Executive agrees as follows:

1.
The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the ___ day of _______, 20__ (the “Termination Date”) pursuant to Section 5 of the Employment Agreement between the Company and the Executive dated __________________, 2024 (“Employment Agreement”).
2.
In consideration of the Company’s payment/provision of the Conditioned Benefits (as defined in the Employment Agreement) (collectively, as applicable, the “Separation Terms”) and this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorney’s fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to the Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.
3.
The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by the Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to 21 days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this 21 day review period; and (iii) for a period of seven days following the execution of this Release in duplicate originals, the Executive may revoke this Release in writing delivered to the board of directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.
4.
This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms, (ii) any rights the Executive has to indemnification by the Company and to directors and officers liability insurance coverage, (iii) any vested rights the Executive has under the Company’s employee pension benefit and group healthcare benefit plans as a result of the Executive’s actual service with the Company, (iv) any fully vested and nonforfeitable rights of the Executive as a shareholder or member of the Company or its affiliates, (v) any rights of the Executive pursuant to any equity or incentive award agreement with the Company, or (vi) any rights which cannot be waived by an employee under applicable law.
5.
This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.
6.
The Executive represents and warrants that the Executive has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.
7.
The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.
8.
The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement.
9.
This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.
10.
This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.
11.
Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.
12.
The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

The Executive has executed this Release as of the day and year first written above.

EXECUTIVE

/s/ Elizabeth Monteleone
Elizabeth Monteleone

Exhibit II

Employee Restrictive Covenant, Arbitration, and Class Action Waiver Agreement

EMPLOYEE RESTRICTIVE COVENANT, ARBITRATION, AND CLASS ACTION WAIVER AGREEMENT

In consideration of my employment by Bumble Trading LLC, its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”), my receipt of Company confidential information and my involvement in customer relationships, my receipt of shares and equity-based awards in the Company, and other valuable consideration described herein, I hereby enter into this Employee Restrictive Covenant, Arbitration, and Class Action Waiver Agreement (the “Agreement”), and agree as follows:

1.
Nondisclosure.
1.1
Definition of Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean any and all non-public, confidential or proprietary information, ideas, knowledge, data and materials of or about the Company or any of its customers, clients, users, contractors, consultants, agents, vendors, or suppliers, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions (whether or not patentable), mask works, ideas, processes, equipment, technical data, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein; (b) information, ideas, or materials of a business nature, such as information relating to research activities, existing product lines or development of new product lines, marketing and selling, business plans, budgets and non-public financial statements and information, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, market analyses, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, purchasing, any proposals relating to the acquisition or disposal of a company, division or business or to any proposed expansion or contraction of activities, sources of capital, banking, financial and investment strategy and other proprietary features of the Company; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding personnel, employee lists, and employee skills; (e) information regarding directors, officers, managers, or consultants; (f) information regarding contractors, consultants, agents, vendors, or suppliers of the Company, including talent agencies and talent performing services for the Company; and (g) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. I acknowledge that Proprietary Information may be in written, graphic, oral or electronic form, or otherwise made known to me (in each case, whether or not marked “Confidential”). For the avoidance of doubt, Proprietary Information shall include all information that identifies, could be used to identify or is otherwise related to an individual person (together with any definition for “personal information,” “personal data” or any similar term provided by applicable law, “Personal Information”) that is received, collected, stored, accessed or otherwise processed by or on behalf of the Company.
1.2
Exceptions to Proprietary Information. Notwithstanding the foregoing and except with respect to any Personal Information, I understand that Proprietary Information does not include information that (a) is or becomes generally available to the public other than by disclosure by me in violation of this Agreement and based on affirmative and authorized actions taken by the Company, (b) was within my possession without obligation of confidentiality prior to being furnished to me by the Company, as shown by written records, (c) becomes available to me on a non-confidential basis other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (d) is independently developed by me without the use of Proprietary Information.
1.3
Protection of Proprietary Information. I understand and acknowledge that, in consideration for the covenants contained in this Agreement, the Company promises to provide me with unique access to and the ability to create Proprietary Information, and I understand and acknowledge that the Company previously was under no obligation to provide me with access to any Proprietary Information. I further understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Proprietary Information and that the Company has a protectable interest therein. Therefore, at all times both during my employment and following termination thereof for any reason, I will hold in strictest confidence and will not disclose, use, duplicate, sell, lecture upon or otherwise publish any of the Proprietary Information, except as may be required in connection with my work for the Company, or unless an authorized officer of the Company expressly authorizes such in writing prior to any such disclosure. I will obtain the Company’s prior written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.
1.4
Third Party Information. I understand, in addition, that the Company has received, and in the future will receive, confidential and/or proprietary knowledge, data, or information from third parties (“Third Party Information”), subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain purposes. At all times during my employment and following termination thereof for any reason, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use any Third Party Information, except in connection with my work for the Company and consistent with the Company’s agreement with such third party.
1.5
Permitted Disclosures.
(a)
I understand that nothing in this Agreement prohibits or restricts me (or my attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or authority, the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate, without notice to the Company, with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law violation. This Agreement does not limit my right to receive an award for information provided to any Government Agencies or to otherwise make disclosures relating thereto to any such Governmental Agency that are protected under the whistleblower provisions of any such law or regulation. I understand that the disclosures permitted in accordance with this provision require that (i) such communications and disclosures are consistent with applicable law and made in good faith and (ii) the information subject to such disclosure was not obtained by me through a communication that was subject to the attorney-client privilege or the attorney work product doctrine, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. In addition, I understand that nothing in this Agreement in any way prohibits or is intended to restrict or impede and shall not be interpreted or understood as restricting or impeding, me from exercising my rights under Section 7 of the National Labor Relations Act (NLRA) or from exercising protected rights to the extent that such rights cannot be waived by agreement, or otherwise disclosing information as permitted by law.
(b)
I understand that I am hereby notified, pursuant to the Defend Trade Secrets Act of 2016, that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, I understand that if I file a lawsuit for retaliation by an employer for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided that I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
1.6
Term of Nondisclosure Restrictions. I understand that my obligations of confidentiality set forth in this Section 1 are without limitation in time.

2.
Assignment of Inventions.
2.1
Proprietary Rights. The term “Proprietary Rights” shall mean any and all present and future worldwide intellectual property rights and other proprietary rights (whether statutory, common law or otherwise), including trade secrets, patents, patent rights, copyrights, works of authorship, Moral Rights (as defined below), trademarks, service marks, mask works rights, all other intellectual property or proprietary rights throughout the world, all applications, registrations, issuances, extensions, renewals, reversions, provisionals and rights to claim priority for any of the foregoing, all goodwill associated with any of the foregoing, and all rights related to any of the foregoing, including all rights to sue, enforcement rights and rights to collect for past, current or future infringement or other violation of any of the foregoing.
2.2
Prior Inventions. I have set forth on Exhibit A (Prior Inventions) attached hereto a complete list of all inventions, original works of authorship, developments, improvements and trade secrets that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company product, process, service or Company Invention without the Company’s prior written consent.
2.3
Assignment of Inventions. Subject to Subsection 2.4, I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign, grant and convey to the Company (or its designee) all my right, title and interest in and to any and all Company Inventions (as defined below), and all Proprietary Rights with respect thereto, whether or not patentable or registrable under patent, copyright or similar statutes, made, conceived, created, discovered, developed, reduced to practice or learned by me, in whole or in part, either alone or jointly with others, during the period of my employment with the Company. I understand and agree that the decision whether or not to commercialize or market any Company Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any Company Invention. “Company Inventions” means all know-how, show-how, techniques, designs, trade secrets, confidential information, proprietary information, ideas, concepts, discoveries, developments, improvements, inventions (whether or not patented or patentable and whether or not reduced to practice), business materials, algorithms, application programming interfaces, routines, software and firmware (in any form, including source code and executable or object code), interfaces, uniform resource locators, websites, files, data, data collections and databases, instructions, design rules, programmer’s notes, diagrams, formulae, works of authorship, content, processes, protocols, trademarks (including brand names, product names, logos, domain names and slogans), formulations, recipes, methods, methodologies, network configurations and architectures, schematics, specifications, tools, work product, any media on which any of the foregoing is recorded, any other tangible embodiments of any of the foregoing and all devices, prototypes, hardware, equipment, development tools and test systems made, conceived, created, discovered, developed, reduced to practice or learned by me, in whole or in part, and either alone or jointly with others that (a) relate to the Company’s actual or anticipated business, research or development, (b) result from or are connected with work performed by me for the Company, or (c) result from the use of the Company’s equipment, supplies, facilities or Proprietary Information.
2.4
Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Company Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities or Proprietary Information (an “Other Invention”), except for those Other Inventions that either (a) relate to the Company’s actual or anticipated business, research or development, or (b) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Company Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”). I agree that I will not incorporate, or permit to be incorporated, any Other Invention into a Company product, process, service or Company Invention without the Company’s prior written consent.
2.5
License to Prior Inventions and Other Inventions. Notwithstanding any other provision in this Agreement, if, in the course of my employment with the Company, I incorporate a Prior Invention or an Other Invention into a (a) Company product, process, service or (b) Company Invention, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, freely-transferable, worldwide license (with rights to sublicense through multiple tiers of sublicensees), under such Prior Inventions or Other Inventions, to (w) reproduce, modify, create derivative works of and works based upon, display, execute, distribute, publicly perform, publicly display, digitally transmit, use, make available and otherwise exploit such Prior Inventions or Other Inventions in any medium or format, whether now known or hereafter discovered; and (x) use, construct, make, have made, sell, offer for sale, import, export and otherwise exploit any software, data, web site, platform, product or service based on, embodying, incorporating, practicing or derived from the Prior Inventions or Other Inventions; (y) exercise any and all other present or future rights in such Prior Inventions or Other Inventions; and (z) practice any method related thereto or perform any process necessary or useful in connection with the exercise of any of the foregoing license rights.

2.6
Ownership of Work Product; Works Made for Hire. I acknowledge and agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product. I acknowledge and agree that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication, any work product protected by this section, except as necessary to perform services for the Company.
2.7
Moral Rights. The assignment of the Company Inventions and Proprietary Rights hereunder includes all Moral Rights (as defined below) in relation to such Company Inventions and Proprietary Rights and all uses thereof, together with all claims for damages or other remedies asserted on the basis of any Moral Rights. To the extent such Moral Rights cannot be assigned under applicable law and to the fullest extent allowed by law, I hereby unconditionally and irrevocably waive absolutely such Moral Rights. If I am unable to assign or waive any such Moral Rights in a jurisdiction, I hereby unconditionally and irrevocably consent to any action by or on behalf of the Company that would violate such Moral Rights in the absence of such waiver or consent and do not and will not assert any Moral Rights in relation thereto. “Moral Rights” means any right to be identified as author or director or to object to any derogatory treatment, distortion, mutilation or other modification in relation to a work (whether or not such action would be prejudicial to the author’s reputation), any right of paternity, attribution, non-false attribution, integrity, disclosure or withdrawal or any other similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
2.8
Obligation to Keep Company Informed. For the duration of my employment and for one (1) year after termination of my employment with the Company, regardless of the reason for my termination, I will promptly disclose to the Company fully and in writing all Company Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Company Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law and will provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Company Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Company Invention that does not fully qualify for protection under a Specific Inventions Law.

2.9
Enforcement of Proprietary Rights. I will assist the Company (or its designee) in every proper way to secure, obtain, and from time to time enforce, the Company’s United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company (or its designee) may reasonably request for use in applying for, obtaining, recording, perfecting, evidencing, sustaining, defending and enforcing such Proprietary Rights and the assignment thereof and otherwise carry out the purposes of this Agreement. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company (or its designee). My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me for any reasonable and documented out-of-pocket expenses that I incur in taking such actions. In the event the Company is unable for any reason, after reasonable effort, to secure my signature with respect to any of the foregoing documents, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution, issuance, maintenance or transfer of any Proprietary Rights or to otherwise carry out the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned under this Agreement to the Company.
3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information or Company Inventions made or developed by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4.
Non-Disparagement.

I agree that during the term of my employment with the Company, and continuing for all time after my employment ends for any reason, I shall not make, publish, or communicate, publicly or privately, verbally or in writing, directly or indirectly, any (a) false remarks, comments, or statements concerning the Company or its business, products, officers, directors, managers, founders, contractors, consultants, agents, or employees or (b) defamatory, derogatory or disparaging remarks, comments, or statements concerning the Company, or any of its products, officers, directors, managers, founders, contractors, consultants, agents, or employees. Nothing in this provision shall prevent me from responding accurately and fully to any request for information to which I am required to respond by legal process or in connection with any administrative, investigatory, or other proceedings conducted by a governmental or regulatory agency. Additionally, nothing in this provision shall prevent, restrict or impede me from (x) exercising protected rights to the extent that such rights cannot be waived by agreement, (y) making any statements as reasonably required in connection with my employment or as part of my job duties and responsibilities, or (z) interfering with, restraining, or preventing employee communications regarding wages, hours or other terms and conditions of employment as expressly permitted pursuant to the National Labor Relations Act. Nothing in this agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination. Conduct permitted by Section 1.5 shall not be deemed to violate this section.

After any termination of your employment with the Company, the Company will instruct the executive officers of the Company not to make, publish, or communicate, publicly or privately, verbally or in writing, directly or indirectly, any (a) false remarks, comments, or statements concerning you or (b) defamatory, derogatory or disparaging remarks, comments, or statements concerning you. The Company shall have no further obligations pursuant to this Section 4.2 other than to provide such instruction.

5.
No Solicitation. I agree and understand that the Company invests substantial time, effort and resources in creating and maintaining customer and/or potential customer relationships, and that I will be provided with access to Proprietary Information that provides me with special and unique insight into and knowledge of these customer and/or potential customer relationships. I further agree and understand that the Company invests substantial time, effort and resources in recruiting, hiring or engaging, and retaining its employees, contractors, consultants, agents, vendors, and suppliers, and that I will be provided with access to Proprietary Information that provides me with special and unique insight into and knowledge of these relationships. I understand and acknowledge that, in exchange for the promises set forth in this Agreement and other valuable consideration, the Company is agreeing to provide me with access to this Proprietary Information and these relationships. Accordingly, I agree that during the period of my employment and for the twelve (12) month period after the date my employment ends for any reason, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or indirectly, except on behalf of the Company:
5.1
solicit, induce, encourage, influence, or attempt to solicit, induce, encourage, or influence, any employee of the Company, with whom I interacted directly or indirectly during my employment with or work for the Company for purposes of transacting business or about whom I had access to Proprietary Information during my employment with or work for the Company, to impact or influence the terms and conditions of his or her employment relationship with the Company; provided, however, that this restriction will not keep me from hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database, or efforts by any recruiting or employment agencies, not specifically directed at employees of the Company;
5.2
solicit, induce, encourage, influence, or attempt to solicit, induce, encourage, or influence, any customer and/or potential customer, contractors, consultants, agents, vendors, or suppliers of the Company, including influencers, talent agencies, and talent performing services for the Company (the “Restricted Persons or Entities”) to terminate, diminish, reduce, or alter in any manner that negatively impacts the Company or its relationship with the Company;

The parties agree that for purposes of this Agreement, a “Restricted Person or Entity” is any person or entity (a) who or which, at any time during the one (1) year prior to the date my employment with the Company ends, contracted for or in connection with, was billed for or in connection with, or received from the Company any product, service, or process, or was solicited by the Company to contract or bill for or in connection with or receive any product, service, or process, and (b) with whom or which I interacted directly or indirectly during my employment with or work for the Company for purposes of transacting business or about whom or which I had access to Proprietary Information during my employment with or work for the Company.

6.
Non-Compete. During the duration of my employment with the Company and for a period of one (1) year following termination thereof for any reason, I will not, directly or indirectly, whether for myself or for any other person or entity, and whether as an officer, director, employee, consultant, proprietor, principal, shareholder, independent contractor, owner, manager, member, partner, or in any other capacity whatsoever (a) undertake or have any interest in (other than holding 1% or less of the voting capital stock of any corporation with a class of equity securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended), or (b) solicit, perform, or provide, or attempt to perform or provide, Conflicting Services (as such term is defined below) for, any Competitor in the United States; nor will I assist, directly or indirectly, another person or entity to solicit, perform, or provide, or attempt to perform or provide, Conflicting Services to a Competitor anywhere in the United States.

For purposes of this Agreement, “Conflicting Services” means any product, service, or process, or the research and development thereof, of any person or organization other than the Company, that is substantially similar to or competitive with a product, service, or process, including the research and development thereof, of the Company with which I worked directly or indirectly during my employment with or work for the Company or about which I acquired Proprietary Information during my employment with or work for the Company.

For purposes of this Agreement, “Competitor” means any business activities, including any product, service or process or the research and development thereof in (A) the business of online, web-based or mobile-based matchmaking for dating or romance; (B) online, web-based or mobile-based interpersonal matchmaking, including but not limited to professional networking and friendship-making; or (C) any other line of business in which any the Company or any of its subsidiaries is engaged during my employment with the Company or in which any of the Company or its subsidiaries had demonstrable plans to engage while I was employed by the Company and of which I was aware. Notwithstanding the foregoing, this restriction under Section 6 shall not apply if my duties at any Competitor do not relate to the development, marketing or sale (or related strategies) of any product or service offered or provided by the Company or being actively developed by the Company; provided that I have delivered to the Company a written statement, confirmed by my prospective employer or consulting client, as the case may be, describing my duties and stating that such duties are consistent with my obligations under this Agreement.

7.
Reasonableness of Restrictions.
7.1
I agree that there is an enforceable agreement between myself and the Company pursuant to which the Company agrees to provide me with access to Proprietary Information and customer relationships, and pursuant to which I have been provided with shares or equity-based awards in the Company, as well as other good and valuable consideration the sufficiency of which I acknowledge. I further agree that these restrictive covenants, including those set forth in Sections 5 and 6, are ancillary to and part of the promises contained in this Agreement, and are necessary to protect the goodwill and legitimate interests of Company, including but not limited to the use and disclosure of the Proprietary Information. I acknowledge and agree that the restrictions set forth herein do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Company, and are not unduly burdensome to me, and that nothing contained in this Agreement will prevent me from earning a living or pursuing my career, and that I have the ability to secure other non-competitive employment using my marketable skills. I acknowledge that my duties will encompass work for the Company throughout the world, given the nature of the Company’s products and services. As such, I expressly acknowledge and agree that my observance of the restrictive covenants contained in Sections 5 and 6 are reasonable as to scope, location, and duration and that such observation will not cause me any undue hardship.
7.2
In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the Company and I agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.
7.3
I acknowledge that the restrictions set forth in Section 5 and 6 may be waived by the Company in its sole discretion, and without waiver of the Company’s position concerning the validity or enforceability of any of the terms in this Agreement, including but not limited to those in Section 5 and 6. If the Company chooses to waive any or all of my obligations under Sections 5 or 6, the Company will provide notice to me in accordance with this Agreement.

8.
Legal and Equitable Remedies.
8.1
I acknowledge and agree that the Company would be irreparably damaged if I were to breach or threaten to breach my obligations under Sections 1.3, 1.4, 2, 4, 5, and 6 of this Agreement, that monetary damages would be difficult or impossible to ascertain, and that any remedy at law would be inadequate. Therefore, notwithstanding any other provision contained herein to the contrary, including the arbitration provision set forth in Section 15 below, the Company will be entitled to seek injunctive, declaratory, or other equitable relief, including the right to seek specific performance and the right to seek from an appropriate court in Texas an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach by me and/or any and all persons and/or entities acting for and/or with me, for any breach or threatened breach of Sections 1.3, 1.4, 2, 4, 5, and 6 of this Agreement without the necessity of proving actual monetary loss or posting a bond or other security. I shall not claim, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. I further acknowledge that this equitable relief shall not be the Company’s exclusive remedy for any breach of this Agreement, and that the Company will be entitled to seek any other relief or remedy that it may have by contract, statute, law, or otherwise.
8.2
I understand and agree that if I breach any provision of Section 5 or 6 of this Agreement, then the twelve (12) month restricted period specified in such sections, if applicable, shall be tolled and shall be extended by the period of time during which I remain in breach.
8.3
I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from me, in addition to all other remedies available to it.
9.
IT and Device Usage and Monitoring.
9.1
I acknowledge and agree that I have no reasonable expectation of privacy in (a) any computer, technology system, network, email or instant messaging platform, handheld device, telephone, or other device, system or IT resource of the Company (“Company Device”) or any content, including any messages, material, data, documents, communications (including by phone, text, email, voicemail or instant message), postings (including on the internet and social media), usage patterns, downloads, logins, screen views, keystrokes or other information, including any such information that was previously deleted (“Content”), accessed, created, received or transmitted on, printed from, or stored on or recorded in any Company Device, or (b) any business-related Content accessed, created, received or transmitted on, printed from, or stored on or recorded in any personal electronic device (including phones, tablets and laptops) that is used to conduct business for or on behalf of the Company (“Mixed Use Device”). All Company Devices, including the Content stored thereon, and business-related Content on Mixed Use Devices is, at all times, the property of the Company. The Company reserves the right (but is not required) to monitor, record (including via use of software and systems that are capable of monitoring and recording all network traffic), access, disclose, inspect, retrieve, intercept, review, audit, search, copy, download, delete, take a forensic image of, and remotely wipe all Company Devices and Mixed Use Devices, including my personal content, without further notice to me and in the Company’s sole discretion, for any business-related purposes, including to ensure compliance with the Company’s software licenses and software licensing policies, for security reasons (including to protect the privacy or confidentiality of Company Content) or to ensure compliance with the law, any subpoena or court-order, or any other Company policies. The Company will use reasonable efforts to provide advance notice where possible prior to any remote wiping of Company Devices and Mixed Use Devices, and will take reasonable precautions to avoid the loss of your personal content if the device must be wiped.
9.2
While the Company will strive to avoid accessing or monitoring personal content on Mixed Use Devices, I understand that separation is not always possible or practicable. I acknowledge and agree that the use of any Mixed Use Device is at my own risk and that the Company will not be responsible for any losses, damages or liability arising out of the use of any such device. Although the Company will use reasonable efforts to avoid the need to remotely wipe the entire contents of a Mixed Use Device, I acknowledge and agree that the Company may need to do so, including in the event of a data breach or loss of the device, and that it is my responsibility to regularly back up my personal content so that I do not lose personal information if my device is remotely wiped.
9.3
I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to any Company Device or Mixed-Use Device, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto any such device or using non-licensed software or websites. I understand that it is my responsibility to review and comply with each of the Company’s policies governing use of Company Devices, Mixed Use Devices and Company Content, and I acknowledge that I have been provided with copies of such policies. I further agree that any property situated on the Company’s premises and owned by the Company is subject to inspection by the Company’s personnel at any time with or without notice.
10.
Return of Company Property. At the end of my employment for any reason or upon the Company’s request at any other time, I will deliver to the Company all Company Devices and Company Content, together with all copies thereof, and any other material containing or disclosing any Company Inventions (and Proprietary Rights related thereto), Third Party Information or Proprietary Information and sign and deliver the “Termination Certification” attached hereto as Exhibit B certifying that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon any Company Device or business-related information on any Mixed Use Device before I return it to the Company. In addition, if I have used any Mixed Use Device or any other personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including Proprietary Information, I agree to provide the Company with a computer-useable copy of all such information, including Proprietary Information, and then permanently delete and expunge such information from those devices and systems. Prior to the termination of my employment or promptly after termination of my employment for any reason, I will cooperate with Company in attending an exit interview.

11.
Notices. Any notices required or permitted under this Agreement will be given to the Company at its headquarters location at the time notice is given, labeled “Attention Chief People Officer,” and to me at my address as listed on the Company payroll, or at such other address as the Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
12.
No Conflicting Agreement or Obligation. I represent that I have no agreement or other legal obligation with any prior employer or any other person or entity that restricts my ability to perform my duties under this Agreement, and that I will not enter into any agreement, either written or oral, that restricts or conflicts with this Agreement. I represent that I have not, and agree that I will not, divulge to the Company any trade secrets or other proprietary information belonging to a previous employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I further acknowledge that I have read and understand this Agreement, that I am relying solely upon the contents of this writing in executing same, and that there are no other representations made by the Company whatsoever as an inducement to enter into this Agreement.
13.
Notifications Regarding New Employer.
13.1
If I am offered employment or the opportunity to enter into any business venture or perform services, as owner, partner, manager, employee, contractor, consultant, or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement.
13.2
I agree to inform the Company of all employment, business ventures, and services described in Section 13.1, and I also grant consent to notification by the Company to my new employer, partner, co-owner, etc. of my rights and obligations under this Agreement. I understand that the Company may provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated to make such persons aware of my obligations under this Agreement.

14.
General Provisions.
14.1
Compliance with Company Policies. I acknowledge and agree that, at all times during my employment, I shall comply with all relevant policies and guidelines of the Company that are disclosed to me, including, without limitation, the Code of Conduct, which I acknowledge I have received.
14.2
Publicity. I hereby consent to any and all uses and displays, by the Company and its agents, of my name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs, and advertising, other advertising, sales, and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of my employment by the Company, for all legitimate business purposes of the Company (“Permitted Uses”). I hereby forever release the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by the Company, in connection with any Permitted Use.
14.3
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Texas as such laws are applied to agreements entered into and to be performed entirely within the State of Texas between Texas residents. Except as otherwise provided for in Section 15 of this Agreement, I consent to the venue of the state and federal courts of the State of Texas and agree that any controversy or claim not otherwise subject to arbitration shall be brought before such courts.
14.4
Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If any provision of this Agreement shall be invalid, illegal or unenforceable, a court of competent jurisdiction shall have the authority to reform such provision to best effectuate the intent of the parties and permit enforcement thereof, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If such provision is not capable of reformation, it shall be severed from this Agreement and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
14.5
Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal or personal representatives. The Company may freely assign this Agreement and its rights and licenses hereunder, without consent from, or notice to, me. I understand that I may not assign this Agreement or any part hereof, and any such purported assignment shall be null and void from the initial date of purported assignment.
14.6
Survival. I acknowledge that certain provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and shall survive the assignment of this Agreement by the Company to any successor in interest or other assignee. I understand that my obligations under this Agreement will continue in accordance with the Agreement’s express terms, regardless of any change in my title, position, status, role, duties, salary, compensation or benefits or other terms and conditions of employment or service.
14.7
Employment At-Will. Notwithstanding anything contained herein to the contrary, I acknowledge and agree that this Agreement is not an employment policy or contract. I expressly acknowledge and agree that my employment with the Company is at-will, and that nothing herein shall be construed as changing my at-will employment status or conferring any right with respect to continuation of employment by the Company. I retain the right to terminate my employment at any time and for any reason. The Company retains the right to discharge me at any time, with or without cause or advance notice.
14.8
Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or subsequent breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. The failure of the Company, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege, nor of the same right, power, or privilege in any other instance. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.
14.9
Construction. The language used in this Agreement will be deemed to by the language mutually chosen by the parties and no rules of strict construction will be applied against either party. The words “include”, “including” and variations thereof will be deemed to be followed by the words “without limitation”. The use of “or” will not be deemed to be exclusive.
14.10
Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions or agreements between us; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my title, position, status, role, duties, salary, compensation or benefits or other terms and conditions of employment or service will not affect the validity or scope of this Agreement.
14.11
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.
15.
Arbitration.

I AGREE THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN OR PROHIBITED BY LAW, DISPUTES, GRIEVANCES, CLAIMS OR CAUSES OF ACTION (COLLECTIVELY, “CLAIMS”) THAT COULD OTHERWISE BE BROUGHT IN A FEDERAL, STATE, OR LOCAL COURT OR AGENCY UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS, ARISING FROM MY EMPLOYMENT WITH THE COMPANY WILL BE RESOLVED THROUGH BINDING ARBITRATION. INCLUDED WITHIN THIS ARBITRATION PROVISION ARE CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT, ANY STATE OR LOCAL LAW PROHIBITING DISCRIMINATION IN EMPLOYMENT, THE EMPLOYEE POLYGRAPH PROTECTION ACT, THE OCCUPATIONAL SAFETY AND HEALTH ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE FAIR LABOR STANDARDS ACT, THE EQUAL PAY ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE CIVIL RIGHTS ACT OF 1991, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE UNIFORM SERVICES EMPLOYMENT AND REEMPLOYMENT RIGHTS ACT, THE GENETIC INFORMATION NONDISCRIMINATION ACT, THE TEXAS COMMISSION ON HUMAN RIGHTS ACT AND THE TEXAS LABOR CODE, ANY FEDERAL CIVIL RIGHTS ACT (ALL AS AMENDED AND WITH ALL OF THEIR RESPECTIVE IMPLEMENTING REGULATIONS), AS WELL AS CLAIMS FOR RETALIATION FOR FILING A WAGE CLAIM OR A WORKER’S COMPENSATION CLAIM, WRONGFUL FAILURE OR REFUSAL TO HIRE OR PROMOTE, WRONGFUL TERMINATION, BREACH OF CONTRACT, SLANDER, LIBEL, INVASION OF PRIVACY, INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS, TORTIOUS INTERFERENCE WITH CONTRACTUAL OR OTHER RELATIONS, ASSAULT, OR ANY OTHER CAUSE OF ACTION. THIS PROVISION APPLIES TO COMPLAINTS CONCERNING HIRING, DISCHARGE, PROMOTION, TRANSFER, LAY-OFF, WAGES, HARASSMENT, RETALIATION (BUT NOT INCLUDING CLAIMS FOR SEXUAL HARASSMENT), WORK ASSIGNMENTS, REASONABLE ACCOMMODATIONS REQUIRED BY LAW, BREACH OF CONTRACT, OR ANY OTHER TERM OR CONDITION OF EMPLOYMENT. THESE PROVISIONS APPLY TO CLAIMS WHETHER MADE AGAINST THE COMPANY, OR AGAINST ANY OF ITS AFFILIATES, AGENTS, REPRESENTATIVES AND/OR EMPLOYEES. THIS AGREEMENT TO ARBITRATE DOES NOT APPLY TO CLAIMS FOR WORKER’S COMPENSATION OR UNEMPLOYMENT BENEFITS. ARBITRATION IS GOVERNED BY THE FEDERAL ARBITRATION ACT, 9 U.S.C. §§

IF FOR ANY REASON THESE ARBITRATION PROVISIONS ARE DEEMED BY A COURT TO NOT BE ENFORCEABLE UNDER THE FEDERAL ACT, THEY WILL BE ENFORCED UNDER THE RULES OF THE TEXAS CIVIL PROCEDURE LAW AND RULES. ARBITRATION SHALL BE CONDUCTED IN TEXAS, TEXAS AND TEXAS LAW SHALL APPLY WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY STATE OR JURISDICTION. FOR THE AVOIDANCE OF DOUBT, THIS SECTION DOES NOT REQUIRE ARBITRATION FOR CLAIMS FOR SEXUAL HARASSMENT.

I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The arbitrator shall have the power to award compensatory and punitive damages, to award preliminary and injunctive relief, and to make any other award the arbitrator deems necessary to a just and efficient resolution of any dispute. The decision of the arbitrator shall be final and binding, and neither party shall have the right to appeal the substantive findings of the arbitrator. This Section shall not prevent the party prevailing in the arbitration from submitting the arbitration award to a court for the purpose of enforcing the award, subject to confidentiality protections accorded by court rules which the parties agree jointly to request; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with applicable law (or requirement having the force of law), court order, judgment or decree.

15.1
The arbitrator shall have the power to determine his or her own jurisdiction, and any claim that any dispute, claim or cause of action is not subject to arbitration shall be submitted for final resolution to the arbitrator. The arbitrator shall have the authority to determine the enforceability of these Sections 15 and 16.
15.2
Notwithstanding anything to the contrary in the AAA rules and the general grant of authority to the arbitrator in this Section, the arbitrator shall have no jurisdiction or authority to compel or certify, conditionally or otherwise, any class or collective claim, to consolidate different arbitration proceedings, or to join any other party to an arbitration between the Company and myself. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration.
15.3
All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a request or subpoena from a governmental agency or other legal process.
15.4
Except as provided in Section 8.3, all costs and expenses of the mediation and arbitration shall be borne equally by the Company and me; provided that each party shall be responsible for their own attorney fees.
15.5
For the avoidance of doubt, this Section 15 shall not apply to any action by the Company for injunctive, equitable, or declaratory relief or specific performance, as set forth in Section 8 of this Agreement.

16.
Collective and Class Action Waiver. To the extent permitted by law, I expressly intend and agree that:
(a)
class action and collective action procedures shall not be asserted, and will not apply, in any arbitration or other proceeding under this Agreement;
(b)
unless otherwise agreed to by the Company, I shall only submit my own individual claims in arbitration and will not assert class or collective action claims against the Company in arbitration, court, or any other forum, and I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, representative, or multi-party action or proceeding against the Company;
(c)
I will not be eligible to recover any relief whatsoever—including monetary, equitable, injunctive, declaratory or otherwise—in connection with any such action against the Company—and, in the event that any person or entity should bring such a class or collective, representative, or multi-party action or proceeding on my behalf, I hereby waive and forfeit any right to recovery under said claim, and will exercise every good faith effort to have such claim dismissed (although this section does not limit my right to receive an award for information provided to any Government Agencies under applicable securities laws as set forth in Section 1.5).

____EM___ (Employee initial here to acknowledge understanding of Sections 15 and 16, and agreement to the arbitration and collective and class action waivers set forth herein)

17.
Acknowledgment. I acknowledge and agree to each of the following items:
A.
I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and
B.
I have carefully read this Agreement. I have asked any questions needed for me to fully understand the terms, consequences and binding effect of this Agreement, including that I have waived my right to a jury trial; and
C.
I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

Signature page follows.

IN WITNESS WHEREOF, this Agreement has been executed by the Employer and the Employee as of the date set forth below.

EMPLOYER:

Bumble Trading LLC

A Delaware limited liability company

By:	/s/ Lidiane Jones
Name:	Lidiane Jones
Title:	Chief Executive Officer

EMPLOYEE:

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

/s/ Elizabeth Monteleone
(Signature)
Elizabeth Monteleone

Accepted and Agreed to as of This 10 Day of June, 2024:

Signature Page to Employee Restrictive Covenant, Arbitration, and Class Action Waiver Agreement

Exhibit A

Prior Inventions

TO:	Bumble Trading LLC
FROM:	Elizabeth Monteleone
DATE:	June 10, 2024
SUBJECT:	Prior Inventions

1.
Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Bumble Trading LLC (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐ Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.

Exhibit B

Termination Certification

I certify that I do not have in my possession, nor have I failed to return, any devices, Content (as defined in the Agreement, as defined below), records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Bumble Trading LLC, its subsidiaries, affiliates, successors, or assigns (together, the “Company”).

I further certify that I have complied with, and will continue to comply with, all the terms of the Employee Restrictive Covenant, Arbitration, and Class Action Waiver Agreement (the “Agreement”) signed by me.

I confirm my agreements and obligations contained in the Agreement, including, without limitation, those related to protection of the Company’s proprietary information, nondisparagement, non-competition, and non-solicitation.

(Employee’s Signature)

(Employee’s Printed Name)

Date: